CONFIDENTIAL MATERIALS HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated this 25th day of July, 2003 (“Effective Date”), is entered into by and between SAVVIS COMMUNICATIONS CORPORATION, a Missouri corporation (“Seller”) and REUTERS DATA LLC, a Delaware limited liability company, or its assignee (“Buyer” and, with the Seller, the “Parties”).

1. PURCHASE OF PROPERTY. Seller hereby agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the property identified and defined below (collectively, the “Property”) in consideration for the payment by Buyer to Seller of the Purchase Price (as described in Paragraph 2), pursuant to the terms hereof:

1.1 Data Center. That certain building (including fixtures therein other than the Excluded Equipment as defined below) having a street address of [**] (the “Data Center”) and being located on the land described on Exhibit A hereto which land is leased by Seller pursuant to a ground lease between Buyer as Landlord and Seller as Tenant dated February 18, 2000 (such lease being the “Ground Lease” and the land being the “Leased Land”);

1.2 Real Estate Interests. All real estate interests owned by Seller relative to the Data Center and/or the Leased Land, including Seller’s interest in the Ground Lease and, except as indicated on Exhibit A hereto, all easements appurtenant to the Data Center and/or the Leased Land (the “Real Estate Interests”);

1.3 Equipment. All equipment owned by Seller, located in the Data Center and used exclusively in connection with Seller’s operation of the Data Center as a data center, as identified on Exhibit B hereto (the “Equipment”), other than the excluded racks and other equipment and assets identified on Exhibit B (the “Excluded Equipment”);

1.4 Contracts. All assignable contracts or agreements, such as maintenance, service or utility contracts and/ equipment leases pertaining exclusively to the operation by Seller of the Data Center as a data center; all as identified on Exhibit C (the “Contracts”) other than the excluded contracts, agreements, and/or equipment leases identified on Exhibit C hereto (the “Excluded Contracts”); and

1.5 Intangible Property. All assignable, intangible personal property owned by Seller and used by Seller exclusively in the operation of the Data Center as a data center, including licenses, permits, or similar documents, plans, drawings, specifications, blueprints, surveys, engineering or other reports, and other technical descriptions together with all pending insurance and/or warranty claims in each case exclusively if the foregoing solely relating to operation of the Data Center as a data center, the Equipment (other than Excluded Equipment) or to equipment leased under the Contracts (the “Intangible Property”) other than the Intangible Property identified on Exhibit D (the “Excluded Intangible Property”).

[**]	CONFIDENTIAL TREATMENT REQUESTED

2. PURCHASE PRICE. In consideration for the sale, transfer and assignment to Buyer of the Property, Buyer shall pay to Seller, under the terms hereof, the sum of Thirty-Five Million Dollars ($35,000,000.00) (the “Purchase Price”), subject only to those adjustments and prorations explicitly provided for in this Agreement, payable as follows:

2.1 Deposit. Pursuant to the terms of that certain Building Purchase and Services Agreement Term Sheet between the parties hereto dated May 14, 2003, Buyer has deposited with Wachovia Bank (the “Escrow Agent”), subject to the terms of that certain Escrow Agreement dated as of May 14, 2003 (the “Escrow Agreement”), the sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) (the “Deposit”). At Closing, as defined herein, Buyer and Seller will instruct the Escrow Agent to pay to Seller at that time the Deposit, plus all interest thereon, via wire transfer of immediately available funds.

2.2 Cash at Closing. The Purchase Price, less the Deposit (and subject to any adjustments and prorations provided for under this Agreement), shall be delivered by Buyer to Seller at Closing via wire transfer of immediately available funds .

3. CLOSING.

3.1 Closing Date. Provided that the conditions precedent to closing set forth in Paragraphs 4 and 5 herein (collectively the “Conditions”) have previously been satisfied, or Buyer and Seller have, respectively, waived in writing the Conditions applicable to Buyer or Seller, as the case may be, the consummation of the purchase and sale of the Property (the “Closing”) shall occur at the offices of Thompson Coburn LLP in St. Louis, Missouri or to be conducted through the office of the Escrow Agent or Commonwealth Land Title Ins. Co. – Commercial (“Title Company”) within ten (10) days after the satisfaction or such waiver of the last Condition to be satisfied or so waived (the “Closing Date”). Notwithstanding any other provision hereof, this Agreement shall terminate with no further effect, except for remedies for breaches that occurred prior to such termination, should the Closing not occur by July 31, 2003 (the “Outside Date”).

3.2 Seller’s Closing Documents. At or prior to the Closing, unless waived by Buyer prior to Closing, Seller shall deliver to Buyer the following documents and items, properly signed and acknowledged (where applicable) by Seller:

3.2.1 A Special Warranty Deed, in proper form for recordation and as customarily given in real property sales transactions of the same nature in the jurisdiction in Hazelwood Missouri, conveying to Buyer fee title to the Data Center and other Real Estate Interests (other than the Ground Lease) free and clear of all liens and financial encumbrances;

3.2.2 An assignment and assumption of the Contracts and the Ground Lease in substantially the form attached as Exhibit E hereto (the “Assignment and Assumption of Contracts and Lease”);

3.2.3 A bill of sale, in substantially the form attached as Exhibit F (the “Bill of Sale”);

3.2.4 A general assignment, substantially in the form attached as Exhibit G hereto (the “General Assignment”);

3.2.5 A certificate of a senior executive of Seller, in the form required of an entity transferor as set forth in Section 1.1445-2(b)(iii) of the Regulations under Section 1445 of the Internal Revenue Code of 1986, as well as any other state, local or other required withholding exemption certificates;

3.2.6 A signed termination of that certain Co-Location Agreement dated as of September 28, 2001 among the Parties in substantially the form attached hereto as Exhibit H (the “Co-Location Agreement Termination”);

3.2.7 A lease of space in the Data Center to Seller in substantially the form attached hereto as Exhibit I (the “Lease”);

3.2.8 An amendment to that certain Network Services Agreement between Savvis Communications Corporation, a Delaware corporation and Reuters Limited, a company incorporated in England (“Reuters Limited”) dated as of September 28, 2001 (the “NSA”) in substantially the form attached hereto as Exhibit J (the “NSA Amendment”);

3.2.9 Originals (and where originals are not available, copies) of documents in Seller’s possession relating to the Property, including “as built” surveys; title reports or title insurance policies; governmental permits, certificates of occupancy and approvals and other licenses (collectively, the “Property Documents”); and

3.2.10 Any additional funds, instruments, documents or agreements, as may be reasonably necessary or appropriate for the Seller to comply with its obligations under and/or contemplated by this Agreement.

3.3 Buyer’s Closing Documents. At or prior to the Closing, unless waived by Seller prior to Closing, Buyer shall deliver to Seller (except in the case of the documents in Section 3.3.9, which shall be delivered to the Title Company) the following documents and items, all properly signed and acknowledged (where applicable) by Buyer (and by Reuters America Inc. in the case of the Lease Guaranty described in 3.3.6, the Mallinckrodt Easement in 3.3.12 and the 717 Easement in 3.3.13):

3.3.1 A wire transfer of immediately available funds, to the account identified by Seller, of an amount equal to that set forth in Paragraph 2.2;

3.3.2 the Assignment and Assumption of Contracts;

3.3.3 the Bill of Sale;

3.3.4 the General Assignment;

3.3.5 the Co-Location Agreement Termination;

3.3.6 the Lease;

3.3.7 the NSA Amendment;

3.3.8 a Certificate of Value as required in accordance with the requirements of the St. Louis County Recorder of Deeds;

3.3.9 A Deed of Release duly executed in recordable form sufficient to release the Deed of Trust in favor of Reuters Holdings Switzerland SA and recorded in Book 13247, Page 2692 of the records of the St. Louis County Recorder of Deed (“Deed of Release”);

3.3.10 any additional funds, instruments, documents or agreements as may reasonably be necessary or appropriate for Buyer to comply with its obligations under and/or contemplated by this Agreement;

3.3.11 a duly executed Landlord’s Waiver and Consent in substantially the form attached hereto as Exhibit K hereto;

3.3.12 Easement in favor of Mallinckrodt, Inc. in substantially the form attached as Exhibit L hereto (the “Mallinckrodt Easement”); and

3.3.13 Easement for the location of certain dark fiber and related facilities on the property at 717 Office Parkway and the Leased Land in substantially the form that is attached hereto as Exhibit M (“717 Easement”).

4. CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE. Buyer’s obligation to purchase the Property is subject to the satisfaction or written waiver of all the conditions described below (which are for Buyer’s benefit) within the time periods specified, or if no time period is specified, by the Outside Date:

4.1 Validity of Representations and Warranties. All representations and warranties by Seller in this Agreement shall be true and correct in all material respects as of the Closing.

4.2 Performance of Covenants. Seller shall have duly performed all covenants and agreements to be performed by Seller under this Agreement.

4.3 Delivery of Documents. Seller shall have signed, acknowledged and timely delivered all documents and instruments as required by this Agreement including, but not limited to, those required by Paragraph 3.2.

4.4 Consents and Approvals Generally. Seller shall have received (and provided Buyer with originals of) all approvals, releases, and consents from all parties from whom such approvals, releases or consents are required under any contracts, covenants, restrictions, terms and other agreements pertaining to the Property, or the ownership, transfer, use and operation thereof, which are necessary for the Property to be sold to Buyer pursuant to the terms of this Agreement, free and clear of any claims or rights of others to the Property, and without the imposition of any obligations or liabilities on Buyer which are not expressly identified and assumed by Buyer under this Agreement.

4.5 Title Requirements. At or prior to the Closing, Seller shall remove and or satisfy Schedule B, Section 1 requirements 1, 3, 4, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 and Schedule

B Section 2 exceptions 1, 4 and 15 contained in the Title Company’s Commitment for Title Insurance File Number 519524 the effective date of which is April 1, 2003; provided, however, Schedule B Section 2 exception 16 shall be modified to reflect only the occupancy of Seller under the Lease of the Leased Premises (as defined in the Lease) and the occupancy or use of the Leased Premises by Seller’s co-location customers (other than Buyer who occupies other areas of the Data Center under the Co-Location Agreement). In addition, Seller shall (i) satisfy any additional Schedule B, Section 1 requirements not reflected in the Commitment (either in a manner which prevents an exception for such matter in Schedule B, Section 2 or which allows Commonwealth Land Title Company to insure over such matter for the benefit of Buyer) and (ii) remove or cause to be removed or insured over for the benefit of Purchaser any additional Schedule B, Section 2 exceptions not reflected on the Commitment, in each case only as to requirements and/or exceptions first arising after April 1, 2003 which were created or suffered to be created solely by Seller and did not arise as a result of or in connection with any act or omission by Purchaser or its affiliates.

5. CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE. Seller’s obligation to sell the Property is subject to the satisfaction or written waiver of all conditions set forth below (which are for Seller’s benefit) within the time periods specified, or if no time period is specified, by the Outside Date.

5.1 Validity of Representations and Warranties. All representations and warranties by Buyer in this Agreement shall be true and correct in all material respects as of the Closing.

5.2 Performance of Covenants. Buyer shall have duly performed all covenants and agreements to be performed by Buyer under this Agreement.

5.3 Delivery of Documents. Buyer shall have signed, acknowledged and timely delivered all monies, documents and instruments to the Title Company as required by this Agreement, including but not limited to those required by Paragraphs 2 and 3.3 hereof.

5.4 Payment. Buyer shall have delivered the Purchase Price to Seller via wire transfer of immediately available funds and the Escrow Agent shall have delivered the Deposit to Seller via wire transfer of immediately available funds.

5.5 Elimination of Deeds of Trust. The Title Company shall provide evidence to Seller that the Deed of Release is being recorded at Closing.

6. DEFAULT.

6.1 Buyer Defaults. If Buyer defaults in any material respect in the performance of its obligations hereunder and such default is not cured within ten (10) days after the delivery of written notice thereof by Seller to Buyer, then the Deposit plus all interest thereon shall be forfeited to Seller as partial remedy for Buyer’s default, but Seller shall, in light of the unique nature of the Property, otherwise have available to it all remedies allowed under law or equity for such breach including, without limitation, specific performance.

6.2 Seller Defaults. If Seller defaults in any material respect in the performance of its obligations hereunder and such default is not cured within ten (10) days after the delivery of written notice thereof by Buyer to Seller, then Buyer shall have the right, at Buyer’s option, to terminate this Agreement by the delivery of written notice thereof to Seller, in which event Buyer shall be entitled to a refund of the Deposit plus interest thereon, or Buyer shall, in light of the unique nature of the Property, otherwise have available to it all remedies allowed under law or equity for such breach including, without limitation, specific performance.

6.3 Limitation on Damages. In no event shall any party be liable to the other for special or consequential damages or for any monetary damages except as may otherwise be provided herein.

7. CLOSING COSTS AND PRORATIONS.

7.1 Prorations. Closing prorations shall be calculated and implemented by Buyer and Seller as follows:

7.1.1 Subject to Paragraphs 8.1.2 through 8.1.3, all expenses, expense recoveries, utility charges, real property taxes, assessments, maintenance charges, and other costs for each Property shall be prorated as of midnight of the day prior to the Closing Date (based on the periods to which they relate and are applicable, and regardless of when payable). Revenues generated by Seller at the Data Center from Seller’s customers at all times up until the day prior to the Closing Date belong solely to Seller and shall not be prorated.

7.1.2 If Seller has engaged consultants for the purpose of protesting the amount of taxes or the assessed valuation for certain tax periods for the Property (“Protest Proceedings”) any cash refunds or proceeds actually distributed, after deduction of costs and expenses incurred for such Protest Proceedings and any sums owing to third parties as a result of such Protest Proceeding, (collectively, “Cash Refunds”) shall be: (i) the property of Seller to the extent such Cash Refunds were for taxes paid by Seller applicable to a period prior to the Closing Date, and (ii) the property of Buyer for taxes for a period after the Closing Date. To the extent either party obtains a Cash Refund, a portion of which is owed to the other party, the receiving party shall deliver the Cash Refund to the other party within five (5) business days of its receipt.

7.1.3 If any errors or omissions are made regarding adjustments and prorations, the parties shall make appropriate corrections promptly upon the discovery thereof. If any estimations are made at the Closing regarding adjustments or prorations, the parties shall make the appropriate corrections promptly when accurate and complete information becomes available. Any corrected adjustment or proration shall be paid in cash to the appropriate party within five (5) business days of the correction or adjustment. Notwithstanding anything to the contrary in this Paragraph, any right to a correction or adjustment shall terminate one (1) year after Closing; except with regard to any Cash Refunds received with regard to any Protest Proceedings.

7.2 Payment of Costs. Seller shall pay for (i) all sales, use, excise, and other taxes, assessments and charges applicable to, or arising from, the transfer of any or all the Property (including, without limitation, all prepayment fees payable under any loan secured by a deed of trust encumbering the Property), (ii) all recording fees to record instruments necessary to release existing liens and monetary encumbrances, if any, (iii) one-half (1/2) of any standard closing fees and charges due to the Title Company in connection with the Closing; and (iv) all of Seller’s costs incurred with regard to this transaction, including, without limitation, its legal costs. Buyer shall (i) pay one-half (1/2) of any standard closing fees and charges due to the Title Company in connection with the closing, (ii) the premiums for any title insurance desired to be acquired by Buyer, (iii) all of Buyer’s costs incurred with regard to this transaction, including, without limitation, its legal costs; (iv) all recording fees to record instruments of transfer; and (v) the costs for any and all title searches, surveys and/or UCC searches.

8. BROKERAGE COMMISSIONS. Each party confirms to the other that it has not engaged the services of any person or entity (“Brokers”) entitled to a real estate commission or finder’s fee as a result of this transaction. Notwithstanding the foregoing, Buyer will pay any commissions due Cushman & Wakefield, Inc. (“Cushman”) and Tishman Real Estate Services (“Tishman”) pursuant to a separate agreement among Buyer, Cushman and Tishman. Each party shall indemnify, defend and hold harmless, the other from and against all claims, liabilities, costs, damages and expenses (including, without limitation, attorneys’ fees and costs) resulting from or arising out of any claims for fees, costs, or commissions arising out of any contract or commitment made by or through the indemnifying party with any Brokers (and in the case of Buyer, claims against Seller by Cushman and/or Tishman) arising out of the transaction contemplated under this Agreement.

9. REPRESENTATIONS AND WARRANTIES.

9.1 Representations and Warranties of Buyer. Buyer represents and warrants to Seller, which representations and warranties shall also be true as of Closing and survive the Closing for a period of one year, as follows:

9.1.1 Buyer has full power and authority to enter into and comply with the terms of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Buyer and no other action or consent is requisite to the valid and binding execution, delivery and performance of this Agreement by Buyer. This Agreement and Buyer’s performance of the obligations in this Agreement do not and will not contravene any provision of any present judgment, order, decree, writ or injunction, or any provision of any law or regulation currently applicable to or binding upon Buyer. Neither this Agreement nor anything provided to be done under this Agreement violates or shall constitute or result in a default, breach, or violation of any covenant, agreement, instrument, document or understanding for which Buyer is bound.

9.1.2 This Agreement and the other documents to be executed by Buyer will have been duly entered into by Buyer and constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

9.2 Representations and Warranties of Seller. Seller represents and warrants to Buyer, which representations and warranties shall also be true as of Closing and shall survive the Closing for a period of one year, as follows:

9.2.1 Seller is a Missouri corporation validly existing under the laws of the State of Missouri, with full power and authority to enter into and comply with the terms of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Seller and no other action or consent is requisite to the valid and binding execution, delivery and performance of this Agreement by Seller. This Agreement and Seller’s performance of the obligations in this Agreement do not and will not contravene any provision of any present judgment, order, decree, writ or injunction, or any provision of any law or regulation currently applicable to or binding upon Seller. Neither this Agreement nor anything provided to be done under this Agreement shall constitute or result in a default, breach or violation of any covenant, agreement, instrument, document or understanding to which Seller is bound.

9.2.2 This Agreement and the other documents to be executed by Seller will have been duly entered into by Seller and will constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

9.2.3 Seller has not received written notice of any (i) pending or threatened claims, suits, actions or arbitrations or any regulatory, legal, or other proceedings or investigations affecting the Property, or Leases or Seller’s rights and obligations under this Agreement, or (ii) any contemplated condemnation, eminent domain, or similar proceedings, for the Property.

9.2.4 Seller has not received any written notice of or any threat that Seller may be in any violation of any laws, building codes, fire codes, occupancy permits, or other ordinances, rules or administrative or judicial orders affecting or regarding the Property.

9.2.5 The Contracts and the Excluded Contracts identified on Exhibit C are all of the Contracts and the Excluded Contracts to which Seller is a party relative to the Property.

9.2.6 Seller has provided or made available to Buyer all Property Documents in Seller’s possession or control for the Property and, to Seller’s knowledge, the same are true, complete and correct in all material respects.

9.2.7 Seller has title to the Property free and clear of liens, security interests, leases, occupancy agreements, options, and rights of first refusal, except for liens pursuant to indebtedness for borrowed money or other financial encumbrances arising by or through Seller which Seller will cause to be removed at or prior to Closing, the Co-Location Agreement (which shall be terminated at Closing pursuant to this Agreement), and certain rights in favor of Buyer under the Ground Lease.

9.2.8 There are no occupants of the Property other than Seller and its co-location customers (other than Buyer under its Co-Location Agreement) relative to the Leased Premises and Buyer.

9.2.9 There are no employees at the Property (other than Buyer’s employees) whose continued employment will be binding upon Buyer after the Closing.

9.2.10 There are no outstanding requirements, recommendations or requests from any mortgage, lien holder, or insurance company with respect to the Property.

10. CONDUCT PRIOR TO CLOSING. From and after the Effective Date until the Closing, Seller shall operate, maintain and manage the Data Center in a manner consistent with the manner of operation prior to the Effective Date and in accordance with all applicable laws, ordinances, rules and regulations affecting the Data Center. Between the date hereof and the Closing Date Seller will not modify any of the Contract (other than Excluded Contracts) without Buyer’s consent, which consent not to be unreasonably withheld or delayed.

11. CONDEMNATION; CASUALTY. If before the Closing, all or any portion of the Data Center is taken by eminent domain or is the subject of a pending taking which has not been consummated (collectively, a “Taking”) or is damaged or destroyed by a Casualty (a “Casualty”), Seller shall promptly notify Buyer of the event and Buyer shall have the option, by delivery of written notice to Seller within five (5) business days of receipt of Seller’s notice to either (i) proceed with Closing, or (ii) terminate this Agreement and receive a refund of the Deposit in which case neither party shall have any further claim against the other except for matters that specifically survive hereunder. If Buyer elects to proceed with Closing, as provided above, then the condemnation proceeds and/or insurance proceeds shall become the property of Buyer after Closing. Seller agrees to execute all documents necessary in order to effectuate such transfer of any condemnation proceeds and/or insurance proceeds to Buyer.

12. GENERAL PROVISIONS.

12.1 Assignment. This Agreement shall be binding upon and shall inure to the benefit of Buyer and the Seller and their respective successors and permitted assigns. Either party may assign their interests in this Agreement to an Affiliate of such party (a party’s “Affiliate” is an entity owned by, co-owned with, or owning such party, with ownership meaning over 50% ownership of shares of membership interests); provided, however, a party may not assign its interests in this Agreement to an Affiliate of such party if the other party reasonably believes the proposed assignee does not have the technical, financial or other qualifications required to undertake the assignor’s obligations hereunder, or is a direct commercial competitor to the objecting party. No party may otherwise assign their interest in this Agreement without the prior written consent of the other party which shall not be unreasonably withheld, conditioned or delayed; provided, however, it shall not be unreasonable for a party to withhold its consent if the party from whom such consent is sought reasonably believes that the proposed assignee does not have the technical, financial or other qualifications required to undertake the assignor’s obligations under this Agreement, or is a direct commercial competitor of the non-assigning party. Notwithstanding anything to the contrary in this Agreement, Seller may collaterally assign its interests in this Agreement to General Electric Capital Corporation (“GECC”) and/or otherwise grant to GECC a security interest in Seller’s interests in this Agreement.

12.2 Attorneys’ Fees and/or Costs. In any action or proceeding between the parties to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party in the action or proceeding shall be entitled to, in addition to damages, injunctive relief or other relief, its reasonable costs and expenses, including, without limitation, costs and reasonable attorneys’ fees, both at trial and on appeal.

12.3 Notices and Approvals. All notices, approvals or other communications (collectively, “Notices”) required or permitted under this Agreement shall be in writing, and shall be sent by one or more of the following: (i) personally delivered, (ii) sent by overnight delivery service (FedEx or the like), (iii) sent by certified mail, postage prepaid, return receipt requested, or (iv) sent by facsimile (provided that a follow-up hard copy of the facsimile is contemporaneously sent by one of the other above methods). Notices shall be deemed received upon the earlier of (i) if personally delivered, the day of delivery, to the address of the person to receive such Notice, (ii) if sent by overnight mail, the second business day following its deposit in such overnight facility, (iii) if mailed, three (3) business days after the date of posting by the United State Post Office, or (iv) if by facsimile, the date of transmission where confirmation of transmission is received. If multiple methods of providing notice have been used, the earlier date of deemed notice shall govern. In order to be effective, all Notices must be directed to the appropriate parties as follows.

To Buyer:	Reuters America Inc.

Three Times Square

New York, New York 10036

Attn: General Counsel

Fax: 646/223-4257

With copies to:	Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

Attn: Richard J. Brown, Esq.

Fax: 212/592-1500

To Seller:	Savvis Communications Corporation

12851 Worldgate Drive

Herndon, VA 20170

Attention: Grier C. Raclin, Esq.

General Counsel

Fax: 703/234-8368

With a copy to:	Thompson Coburn LLP

One US Bank Plaza

St. Louis, MO 63101

Attn: Craig A. Olschansky, Esq.

Fax: 314/552-7483

12.4 Controlling Law. This Agreement shall be construed under the laws of the State of Missouri in effect at the time of the signing of this Agreement.

12.5 Titles and Captions. Titles and captions are for convenience only and shall not constitute a portion of this Agreement. References to paragraph numbers are to paragraphs in this Agreement, unless expressly stated otherwise.

12.6 Interpretation. As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates. The word “including” shall be construed as if followed by the words “without limitation.” If a dispute arises over the interpretation or construction of any provision, term or word contained in this Agreement, this document shall be interpreted and construed neutrally, and not against either Buyer or Seller.

12.7 No Waiver. A waiver by either party of a breach of any of the covenants, conditions or obligations under this Agreement to be performed by the other party shall not be construed as a waiver of any succeeding breach of the same or other covenants, conditions or obligations of this Agreement.

12.8 Modifications. Any alteration, change or modification of or to this Agreement, in order to become effective, shall be made in writing and in each instance signed on behalf of each Party.

12.9 Severability. If any term or provision of this Agreement, or its application to any party or set of circumstances, shall be held, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of the term or provision to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and each shall be valid and enforceable to the fullest extent permitted by law.

12.10 Integration of Prior Agreements and Understandings. This Agreement and all Exhibits hereto contains the entire understanding between the Parties relating to the transactions contemplated by this Agreement. All prior or contemporaneous agreements, understandings, representations, warranties and statements, whether oral or written including that certain Term Sheet between Buyer and Seller dated May 14, 2003, are superseded by this Agreement.

12.11 Not an Offer. Seller’s delivery of unsigned copies of this Agreement is solely for the purposes of review by Buyer. The signing of this Agreement by Buyer constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original to Buyer pursuant to Paragraph 12.3 above.

12.12 Possession of Properties. Subject to its rights under the Co-Location Agreement, Buyer shall be entitled to possession of the Property (subject to the Lease) only after the Closing and not before.

12.13 Counterparts. This Agreement may be signed in multiple counterparts with signature to each such counterpart being deemed signature to all such counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument and a binding agreement.

12.14 Exhibits Incorporated by Reference. All Exhibits attached to this Agreement are incorporated in this Agreement by this reference.

12.15 Computation of Time. The time in which any act is to be done under this Agreement is computed by excluding the first day (such as the Effective Date), and including the last day, unless the last day is a holiday or Saturday or Sunday, and then that day is also excluded. A business day, as it is used in this Purchase Agreement, does not include a holiday or Saturday or Sunday. Unless expressly indicated otherwise, all references to time shall be deemed to refer to Central Standard Time and all time periods shall expire at 5:00 p.m. Central Standard Time. In the event a date for performance is not a business day, the date for such performance shall be deemed to be the following business day.

12.16 INDEMNITIES.

12.16.1 Subject to the limitations in Paragraph 6.3, Buyer shall indemnify, defend, and hold harmless Seller and Seller’s employees, partners, agents, and affiliates from and against all liabilities, claims, losses, actions, damages, fines, costs, expenses, causes of action and demands arising out of Buyer’s failure to perform or satisfy any of its contractual or legal obligations arising from the ownership of the Property to the extent such obligations first arise during and are applicable to periods on or after the Closing Date.

12.16.2 Subject to the limitations in Paragraph 6.3, Seller shall indemnify, defend, and hold harmless Buyer and Buyer’s employees, members, agents, and affiliates from and against all liabilities, claims, losses, actions, damages, fines, costs, expenses, causes of action and demands arising out of Seller’s failure to perform or satisfy any of its contractual or legal obligations arising from the ownership, operation, and leasing of the Property to the extent such obligations first arise during and are applicable to periods prior to the Closing Date.

12.17 Further Assurances. Buyer and Seller each agree to execute, acknowledge and deliver all such further acts, instruments, and assurances and to take all such further action before or after the Closing as shall be reasonably necessary and desirable to fully carry out this Agreement and to fully consummate and effect the transactions as contemplated by this Agreement.

12.18 No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of Buyer and Seller, and their respective successors and assigns, and no third parties are intended to or shall have any rights under this Agreement, including, without limitation, any Brokers.

12.19 Survival of Representations, Warranties and Agreements. Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, and agreements, contained in this Agreement shall survive the Closing and the execution and delivery of the Deed for a period of one (1) year and shall not be merged with the recording of the Deed.

12.20 Time of Essence. Time is of the essence in the performance of all of the terms and conditions of this Agreement.

12.21 Section 1031 Exchange. Either party may consummate the transaction contemplated in this Agreement as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended ( the “Code”), provided that: (i) the non-exchanging party shall be provided no less than ten (10) business days prior written notice of such Exchange and the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the exchange be a condition precedent or condition subsequent to Buyer’s obligations under this Agreement; (ii) the exchanging party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) the non-exchanging party shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) the exchanging party shall pay all additional costs (including legal fees) that would not otherwise have been incurred by Buyer or Seller had the exchanging party not consummated its purchase through the Exchange. The non-exchanging party shall not by this agreement or acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the exchanging party that the Exchange in fact complies with §1031 of the Code.

12.22 Confidentiality. The parties hereto shall keep the existence and contents of this Agreement and their discussions regarding the Property confidential except as to their lenders, Board members, agents and advisors that have a need to know such information; shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld, conditioned or delayed) upon the content and timing of any press release or other disclosures relating to the transactions contemplated by this Agreement; and shall not issue any press release or make any other disclosure prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel; provided, however, that to the extent practicable, each party shall give prior notice to the other party of the content and timing of any such press release or other disclosure prior to issuance.

“SELLER” Savvis Communications Corporation		“BUYER” Reuters Data LLC

By:	/s/ Jeffrey H. Von Deylen	By:	/s/ Glenn J. Elliott

	Jeffrey H. Von Deylen, EVP and CFO (Print Name) (Title)		Glenn J. Elliott, Attorney-in-Fact (Print Name) (Title)

SCHEDULE OF EXHIBITS:

EXHIBIT “A”	LEGAL DESCRIPTION OF LAND

EXHIBIT “B”	EQUIPMENT EXCLUDED EQUIPMENT

EXHIBIT “C”	CONTRACTS EXCLUDED CONTRACTS

EXHIBIT “D”	EXCLUDED INTANGIBLE PROPERTY

EXHIBIT “E”	ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND LEASE

EXHIBIT “F”	BILL OF SALE

EXHIBIT “G”	GENERAL ASSIGNMENT

EXHIBIT “H”	CO-LOCATION AGREEMENT TERMINATION

EXHIBIT “I”	LEASE

EXHIBIT “J”	NSA AMENDMENT

EXHIBIT “K”	LANDLORD’S WAIVER AND CONSENT

EXHIBIT “L”	MALLINCKRODT EASEMENT

EXHIBIT “M”	717 EASEMENT

EXHIBIT A

LEGAL DESCRIPTION OF LAND

Fee:	Lot 1 of Mallinckrodt HQ Campus according to the plat thereof recorded in Plat Book 347 page 548 of the St. Louis County Records.

Appurtenant Easements:	Easement for vehicular and pedestrian ingress and egress according to easement agreement recorded September 10, 1999 in Book 12278 page 7.

Easement for sanitary sewer according to easement agreement recorded September 10, 1999 in Book 12278 page 7.

Temporary slope, grading and construction license according to easement agreement recorded September 10, 1999 in Book 12278 page 7.

EXCLUDED APPURTENANT EASEMENT

•	The 717 Easement.

EXHIBIT B

EQUIPMENT

•	Equipment listed on “Equipment Listing” delivered as part of the “Property Information” pursuant to Section 3.2.9 and attached hereto as Schedule B-2

•	access control systems

•	man traps

•	x-ray machines

•	metal detectors

•	biometrics

•	CCTV System

•	power cabling and lines

EXCLUDED EQUIPMENT

•	personal property owned by Tenant, its affiliates and/or their respective customers (exclusive of personal property owned by Reuters America Inc. and located in the Building pursuant to that certain Co-Location Agreement dated September 28, 2001 between Seller and Reuters America Inc.) including, without limitation, servers, computers and associated equipment, racks and any associated equipment therein or thereon, any equipment used by Savvis in the operation of its networks and the equipment listed on Schedule B-1 attached hereto

•	dark fiber owned by Tenant, its affiliates and/or their respective customers

•	access control servers

•	wireless phone system

•	tools and equipment belonging to Ascent Corp.

•	office equipment owned or leased by Tenant or its affiliates

•	communications and data cabling connecting Tenant’s racks and services and other Excluded Equipment (e.g., fiber, coax, copper)

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SCHEDULE B-1

2

SCHEDULE B-2

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EXHIBIT C

CONTRACTS

Note—Ascent Corp. has no written assignable contract with Seller but operates under an oral agreement and has entered into contracts relating to the Data Center with various venders on behalf of Savvis for the provision of services to the Data Center listed on Schedule C-1 (“Vendor Contracts”). To the extent such vender contracts with Ascent Corp. are deemed contracts with Seller, such contracts, to the extent assignable by Seller and relating exclusively to the Data Center are hereby included as “Contracts”.

EXCLUDED CONTRACTS

None

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Schedule C-1

Vendor Contracts

Contract For Services Between Ascent Corp. (f/k/a Pillar) as Agent for Savvis Communications Corporation and:

(a)	Blue Chip Exterminating dated February 1, 2001;
(b)	ThyssenKrupp Elevator Corporation dated November 5, 2002;
(c)	Russelectric, Inc. dated April 1, 2003
(d)	LRK Roofing Systems dated March 7, 2003;
(e)	Fakouri Electrical Engineering dated April 16, 2003;
(f)	Fabick Power Systems dated March 31, 2003; and
(g)	Boldt Brothers Building Maintenance

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EXHIBIT D

EXCLUDED INTANGIBLE PROPERTY

•	any Intangible Property not used exclusively in the operation of the Data Center as a data center (e.g., warranties on Excluded Equipment)

•	security software and related licenses

•	any other intellectual property, including patents, copyrights, trademarks, trade names, and licenses therefore, owned by Tenant and/or any of its affiliates

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EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND LEASE

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EXHIBIT F

FORM OF BILL OF SALE

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EXHIBIT G

FORM OF GENERAL ASSIGNMENT

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EXHIBIT H

FORM OF TERMINATION AGREEMENT

EXHIBIT I

FORM OF LEASE

EXHIBIT J

FORM OF NSA AMENDMENT

EXHIBIT K

FORM OF LANDLORD’S WAIVER AND CONSENT

EXHIBIT L

FORM OF MALLINCKRODT EASEMENT

EXHIBIT M

FORM OF 717 EASEMENT

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